SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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MONRO MUFFLER BRAKE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway
Rochester, New York 14615

Notice of Annual Meeting of

Shareholders to be Held
August 10, 2004

To the Shareholders of

MONRO MUFFLER BRAKE, INC.

             The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. will be held at the Genesee Valley Club, 421 East Avenue, Rochester, New York 14607, on Tuesday, August 10, 2004, commencing at 10 a.m., for the following purposes:

1.	to elect four directors to Class 1 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2006 annual meeting of shareholders;

2.	to ratify the appointment of PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 26, 2005; and

3.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

          Only shareholders of record at the close of business on July 5, 2004, will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ Robert W. August
Robert W. August
Secretary

Rochester, New York

July 9, 2004

            PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway
Rochester, New York 14615

Annual Meeting of Shareholders

August 10, 2004

SOLICITATION OF PROXIES

            The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the “Company” or “Monro”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Genesee Valley Club, 421 East Avenue, Rochester, New York 14607, on Tuesday, August 10, 2004, commencing at 10 a.m., or at any adjournment or postponement thereof.

          A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein and for the ratification of the appointment of independent public accountants as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

          The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 9, 2004.

VOTING SECURITIES

            Only shareholders of record at the close of business on Monday, July 5, 2004, the record date, will be entitled to vote. At May 28, 2004, the Company had outstanding 13,337,921 shares of Common Stock, par value $.01 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

          The voting rights of holders of Common Stock are subject to the voting rights of the holder of 65,000 shares outstanding of the Company’s Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the ratification of the appointment of independent public accountants, or any other transaction that the holders of the Common Stock might otherwise approve at the Annual Meeting. It is expected that the holder of the Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.

          With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Director nominees must receive a plurality of the votes cast at the meeting to be elected. Votes that are withheld from any nominee are counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a plurality. Abstentions may be specified on proposals other than the election of directors, which proposals require a majority of the votes cast at the meeting for approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a “broker non-vote”), such shares are not counted as present for the purpose of determining the existence of a quorum and are not counted as votes cast with respect to any such matter.

ELECTION OF DIRECTORS

            The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 1) and at the 2005 annual meeting of shareholders (Class 2). Four Class 1 directors are proposed for re-election at the Annual Meeting.

          In fiscal 2004, the Company had nine directors. In May 2004, Robert W. August resigned from the Board, effective August 10, 2004. The Board is in the preliminary stages of reviewing potential candidates for the vacancy in Class 1 created by Mr. August’s resignation, and may ultimately determine to reduce the number of Class 1 directors from five to four. Proxies cannot be voted for greater than four nominees.

Current Nominees

            It is proposed to elect at the Annual Meeting four persons to Class 1 of the Board of Directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2006 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

          The following summarizes biographical information for the Class 1 directors, each of whom is nominated for re-election:

          Richard A. Berenson, 68, was appointed to the Board of Directors in November 2002 to fill a vacancy created by the resignation of a Class 1 Director. Mr. Berenson has been a member of the firm of Berenson & Company LLP, a public accounting firm, since 1960, most recently serving as managing partner. He also serves as a Board member and Chairman of the Audit Committee for Lazare Kaplan International, Inc.

          Donald Glickman, 71, was elected to the Board of Directors in July 1984. He is a private investor and has been a partner of J.F. Lehman & Company, an investment banking firm, since January 1992. He was an executive employee of Peter J. Solomon Company Limited, an investment banking firm, from July 1989 to June 1992. From July 1988 to July 1989, he was a managing director of Lehman Brothers (Shearson Lehman Hutton, Inc.). Prior to July 1988, Mr. Glickman was a Senior Vice President of the First National Bank of Chicago. Mr. Glickman is a director of MSC Software Corporation, OAO Technology Solutions, Inc., Racal Instruments, Inc., Racal Acoustics Limited and SDI, Inc., and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

          Robert E. Mellor, 60, was appointed to the Board of Directors in November 2002 to fill a vacancy arising from an increase in the Board’s membership. He is the Chairman of the Board, President and Chief Executive Officer of Building Materials Holding Corporation, and has served as a director since 1991. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 1997. He also serves as a director of Coeur d’Alene Mines Corporation and The Ryland Group, Inc.

          Lionel B. Spiro, 65, was elected to the Board of Directors in August 1992. He was the Chairman and President of Charrette Corporation of Woburn, Massachusetts, a distributor of design supplies and imaging services, until July 1997, when he retired. Mr. Spiro co-founded Charrette Corporation in 1964.

          The Board of Directors recommends a vote FOR each of the nominees for director.

          The following summarizes biographical information for each of the continuing Class 2 directors:

          Frederick M. Danziger, 64, was elected to the Board of Directors in July 1984. He is President and a Director of Griffin Land & Nurseries, Inc. Mr. Danziger was previously Of Counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is a director of Bloomingdale Properties, Inc. and Centaur Communications, Ltd.

          Robert G. Gross, 46, was elected to the Board of Directors in February 1999. He has been President and Chief Executive Officer since January 1, 1999. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from

1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991.

          Peter J. Solomon, Chairman of the Board, 65, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company, L.P., an investment banking firm, since May 1989. From 1985 to May 1989, he was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of Phillips-Van Heusen Corporation and BKF Capital Group Inc.

          Francis R. Strawbridge, 66, was elected to the Board of Directors in August 2002. He was Chairman of Strawbridge & Clothier, a regional general merchandise retailer of Philadelphia, Pennsylvania from 1984 to 1997, when he retired. From 1961 through 1983, Mr. Strawbridge served in various other capacities in the family-managed, publicly traded retail chain.

EXECUTIVE OFFICERS

            The name and business experience of each of the executive officers of the Company, as of May 28, 2004, is set forth below to the extent not provided above:

          Catherine D’Amico, 48, has been Executive Vice President – Finance since May 2002 and Chief Financial Officer and Treasurer since August 1993. Prior to May 2002, Ms. D’Amico was Senior Vice President – Finance. Ms. D’Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993.

          Thomas J. Budreau, 47, was Divisional Vice President – Eastern Operations from December 1998 until June 2004 when he resigned from the Company. From October 1995 to November 1998, Mr. Budreau was Vice President – Eastern Operations. Prior to joining the Company, Mr. Budreau held various management positions with Montgomery Ward & Co., Incorporated.

          Christopher R. Hoornbeck, 53, has been Divisional Vice President – Western Operations since December 1998. From October 1996 to November 1998, Mr. Hoornbeck was a Zone Manager and has worked for Monro in various other capacities since 1973.

          Craig L. Hoyle, 50, has been Divisional Vice President – Southern Operations since October 2002. From October 1999 through September 2002, Mr. Hoyle was a Zone Manager and worked for Monro in various other capacities since January 1998. Prior to joining the Company, Mr. Hoyle managed several districts for Bridgestone/ Firestone, Inc. and also held various marketing and other operational positions with them from 1981 through 1997.

          Joseph Tomarchio, Jr., 48, has been Divisional Vice President – Tire Division and Chief Operating Officer of the Mr. Tire stores since joining the Company in March 2004. Prior to joining the Company, Mr. Tomarchio was Executive Vice President and Chief Operating Officer of Mr. Tire, Inc., which he co-founded in 1970.

Security Ownership of Principal Shareholders, Directors and Executive Officers

            The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 28, 2004 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the four Class 1 directors who are nominated for re-election, (iii) each continuing Class 2 director, (iv) the executive officers named in the Summary Compensation Table and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown.

	Common Stock				Percent of
	Beneficially		Option Shares		Class
5% Shareholders, Directors and	Owned		Exercisable		Including
Executive Officers	Excluding Options		Within 60 Days		Options

FMR Corp.	1,614,544	(1)			12.4
82 Devonshire Street Boston, MA 02109
Peter J. Solomon	1,602,391	(3)	45,585	(2)	12.0
520 Madison Avenue New York, NY 10022
Wellington Management Company, LLP	919,550	(4)			7.1
75 State Street Boston, MA 02109
Robert G. Gross	165,000		757,500		6.7
Donald Glickman	753,277	(5)	45,585	(2)	6.1
2001 Jefferson Davis Highway Arlington, VA 22202
Robert W. August	323,307	(6)	17,438		2.6
Catherine D’Amico	26,513		70,176		*
Lionel B. Spiro	27,399		31,910	(2)	*
Frederick M. Danziger	19,839		45,585	(2)	*
Christopher R. Hoornbeck	21,759		25,813		*
Thomas J. Budreau			27,587		*
Richard A. Berenson	2,250		4,559	(2)	*
Robert E. Mellor	2,000		4,559	(2)	*
Francis R. Strawbridge	1,500		9,117	(2)	*
Craig L. Hoyle	900		12,450		*
Joseph Tomarchio, Jr.					*
All directors and executive officers as a group (14 persons)	2,946,134		1,097,864		27.4 (7)

*	Less than 1% of the shares deemed outstanding.

(1)	Beneficial ownership reported as of December 31, 2003, according to a statement on Schedule 13G, dated February 16, 2004, of FMR Corp., a parent holding company of Fidelity Management & Research Company, a registered investment adviser.

(2)	Options granted pursuant to the Non-Employee Directors’ Stock Option Plans.

(3)	Includes 65,000 shares of Class C Preferred Stock (including 45,000 shares held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is trustee) presently convertible into

675,675 shares of Common Stock. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts. Also includes 800,155 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Additionally, includes 40,000 and 20,000 shares of Common Stock, respectively, held in the Peter J. Solomon and Joshua N. Solomon foundations for which Mr. Solomon is trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts. Peter J. Solomon is a principal shareholder and a Class 2 director.

(4)	Beneficial ownership reported as of December 31, 2003, according to a statement on Schedule 13G, dated February 13, 2004, of Wellington Management Company, LLP, a registered investment adviser.

(5)	Excludes shares of Common Stock owned by Mr. Glickman’s children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a principal shareholder and a Class 1 director.

(6)	Includes 17,403 shares of Common Stock held in The Charles J. and Burton S. August Family Foundation, a charitable trust for which Mr. August is a trustee. Mr. August disclaims beneficial ownership of such shares held in trust.

(7)	Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company as a group owned beneficially approximately 18.9% of Common Stock deemed outstanding on May 28, 2004.

Employment Agreements and Change-in-Control Arrangements

            The Company amended its employment agreement (the “Agreement”) in November 2002 with Robert G. Gross, its President and Chief Executive Officer. The Agreement, which provides for a base salary to be reviewed annually, plus a bonus based upon the Company’s achievement of performance targets set by the Compensation Committee, has a 49-month term ending December 31, 2006. The agreement also provides for a special retention bonus of $250,000 payable annually on each January 1 beginning in 2003 and ending in 2006. The Agreement includes a covenant against competition with the Company for up to two years after termination. The Agreement provides Mr. Gross with a minimum of one year’s salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of a change in control (as defined therein).

          The Company amended its employment agreement in May 2003 with Catherine D’Amico, its Executive Vice President and Chief Financial Officer. The agreement provides a base salary, to be reviewed annually, plus a bonus, based upon the Company’s achievement of performance targets set by the Compensation Committee. The agreement has a 41-month term ending September 30, 2006, and includes a covenant against competition with the Company for up to two years after termination. The agreement provides Ms. D’Amico with a minimum of one year’s salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of a change in control (as defined therein).

Meetings of the Board of Directors and Committees

            The Board of Directors held seven meetings during fiscal 2004(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he served, other than Mr. Solomon who attended approximately 70%. Eight of nine Board members attended last year’s Annual Meeting.

(1)	References in this Proxy Statement to fiscal years are to the Company’s fiscal years ending or ended fiscal March of each year (e.g., references to “fiscal 2004” are to the Company’s fiscal year ended March 27, 2004).

          Non-employee directors of the Company receive directors’ fees at the rate of $16,000 per year, plus $3,000 for each Board meeting and $1,000 for each Board Committee meeting attended. In addition, each of the Chairs of the Audit and Compensation Committees receives an annual supplemental fee of $5,000. Each non-employee director also receives an annual grant of an option to purchase 4,559 shares of Common Stock.

          All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Additionally, during fiscal 2004, the Company paid legal fees of $67,000 and $10,000, respectively, in connection with filings by Messrs. Solomon and Glickman regarding Company stock transactions.

          The Board of Directors has determined that a majority of Board members is independent as defined by the listing standards of the National Association of Securities Dealers, Inc. (“NASDAQ”).

          The Board of Directors has created three standing committees: a four-member Governance Committee, a three-member Audit Committee and a three-member Compensation Committee.

          The Governance Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. During fiscal 2004, the Governance Committee held three meetings. Its members are Robert W. August, Donald Glickman, Robert G. Gross and Peter J. Solomon.

          The Audit Committee has the power and authority to select and engage independent auditors for the Company, subject to the approval of shareholders, and reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee held eleven meetings in fiscal 2004. It consists of three members: Richard A. Berenson, Chairman, Frederick M. Danziger and Lionel B. Spiro, each of whom is an independent director.

          The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee held three meetings in fiscal 2004. It consists of three members: Frederick M. Danziger, Chairman, Robert E. Mellor and Francis R. Strawbridge, each of whom is an independent director.

          The Company does not have a separate nominating committee due to the small size of the Company’s Board. The Board believes it can effectively accomplish the functions of a nominating committee through the actions of the independent members of the Board, namely Messrs. Solomon, Berenson, Danziger, Mellor, Spiro and Strawbridge.

          The independent directors of the Board are responsible for identifying, screening and recommending candidates for membership on the Board pursuant to written guidelines established by the Board. These guidelines are available on the Investor Information-Corporate Governance section of the Company’s website, www.monro.com. In assessing potential new directors, these directors consider individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to Monro’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.

          The independent directors will consider recommendations from shareholders of potential candidates for the Board of Directors. A shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Independent Directors, so that the Secretary receives the recommendation not less than 120 days (nor more than 180 days) prior to the meeting. Each recommendation must set forth the information required by the Certificate of Incorporation for shareholders submitting a nomination. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

          Under the Company’s Certificate of Incorporation, each year prior to the annual meeting of shareholders, the independent Directors recommend the Board’s nominees to serve as Monro’s directors for the next year. The Board is soliciting proxies to elect these individuals. Except for Donald Glickman, all candidates nominated by the Board of Directors have been determined to be independent directors.

Communications with Directors

            Shareholders wishing to communicate with the non-management directors may send a letter to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary determines by individual case that it should be sent more promptly. Any concerns relating to accounting, internal controls, auditing or officer conduct will be sent promptly to the Chair of the Audit Committee. All correspondence to non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to the subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in Monro’s Corporate Code of Ethics which is posted on its website at www.monro.com.

AUDIT COMMITTEE REPORT

            The Audit Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is an independent director as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. In addition, the Board of Directors has determined that Richard A. Berenson is an audit committee financial expert as defined by SEC rules, and is independent from management.

          In fiscal 2004, the Audit Committee, as a matter of routine, reviewed its charter and practices. The Committee determined that its charter and practices are consistent with listing standards of NASDAQ.

          Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The Company’s external auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the external auditors that firm’s independence.

          Based on the Committee’s discussion with management and the external auditors and the Committee’s review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 27, 2004, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the decision to reappoint PricewaterhouseCoopers as the Company’s external auditors for fiscal 2005.

Audit Committee

Richard A. Berenson, Chairman

Frederick M. Danziger
Lionel B. Spiro

EXECUTIVE COMPENSATION

            The following table sets forth, for the Company’s last three fiscal years, the annual and long-term compensation of those persons who were, for fiscal 2004, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

				Long Term
		Annual		Compensation
		Compensation		Awards
Name and	Fiscal				All Other
Principal	Year Ended	Salary	Bonus	Options(2)	Compensation(1)
Position	March	($)	($)	(#)	($)

Robert G. Gross	2004	465,000	779,597	0	151,469
President and	2003	465,000	698,433	120,000	1,711,123
Chief Executive Officer	2002	420,000	258,552	0	834,150

Robert W. August	2004	157,900	49,828	6,000	2,762
Senior Vice President –	2003	155,400	62,282	2,250	2,461
Store Support,	2002	150,400	38,475	9,750	3,051
and Secretary

Catherine D’Amico	2004	170,000	75,295	7,500	3,193
Executive Vice President –	2003	160,000	90,008	2,250	2,653
Finance and	2002	140,000	35,910	24,000	2,395
Chief Financial Officer

Thomas J. Budreau	2004	130,400	32,902	4,500	7,173
Divisional Vice President –	2003	120,400	38,575	2,250	11,997
Eastern Operations	2002	120,400	24,624	7,500	7,760

Christopher R. Hoornbeck	2004	126,400	31,890	3,000	7,772
Divisional Vice President –	2003	120,400	38,575	2,250	8,407
Western Operations	2002	120,400	24,624	7,500	10,115

(1)	For all officers, All Other Compensation represents the Company’s 401(k) matching or other contributions to the Monro Muffler Brake, Inc. Profit Sharing Plan and Non-Qualified Deferred Compensation Plan for the accounts of the Named Officers.

For Mr. Gross, All Other Compensation also includes the following:

•	In fiscal 2003 and 2002, Mr. Gross earned $1,603,400 and $726,600, respectively, related to compensation associated with the vesting of performance-based stock options.

•	In fiscal 2004, 2003 and 2002, Mr. Gross’s compensation includes $78,447, $104,595 and $104,595, respectively, of forgiveness of principal due on the loan described in “Compensation Committee Interlocks and Insider Participation.” In fiscal 2004, it also includes related interest forgiveness of $70,711.

For Messrs. Budreau and Hoornbeck, All Other Compensation in fiscal 2004 also includes a special bonus of $5,000 and $7,500, respectively, for assuming additional field operations responsibility. A similar bonus of $10,000 and $8,333, respectively, was awarded in fiscal 2003 and $5,833 and $10,000, respectively, was awarded in fiscal 2002.

(2)	Option awards have been adjusted for the October 2003 three-for-two stock split.

OPTION GRANTS IN LAST FISCAL YEAR

            The following table sets forth, for the Company’s fiscal year ended March 27, 2004, information concerning the granting of options to the Named Officers:

	Individual Grants

					Potential Realizable
		% of Total			Value Assuming
		Options	Exercise		Rates of Stock Price
	No. of	Granted in	Price		Appreciation of
	Options	Fiscal	$/share	Expiration
Name	(2)(4)	Year (3)	(4)	Date	5% (1)	10% (1)

Robert W. August	6,000	3.5	14.85	5/14/13	56,040	142,020
Catherine D’Amico	7,500	4.3	14.85	5/14/13	70,050	177,525
Thomas J. Budreau	4,500	2.6	14.85	5/14/13	42,030	106,515
Christopher R. Hoornbeck	3,000	1.7	14.85	5/14/13	28,020	71,010

(1)	These values are calculated by comparing the exercise price of such options to the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increases by 5% and 10%, respectively, during each year of the options’ term. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions, as well as the option holder’s continued employment through the vesting period. The value stated may not necessarily be achieved.

(2)	Options granted in fiscal 2004 under the Company’s 1998 Employee Stock Option Plan. Subject to certain conditions, 25% of such options become exercisable each year beginning one year after the date of grant.

(3)	Based on a total of 173,363 options granted to 221 employees of the Company in fiscal 2004.

(4)	Amounts have been adjusted to reflect the effect of the October 2003 three-for-two stock split.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

            The following table sets forth, for the Company’s fiscal year ended March 27, 2004, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers. All amounts have been adjusted to reflect the effect of the October 2003 three-for-two stock split.

	Number of		Total Number of
	Shares		Unexercised		Total Value of Unexercised,
	Acquired on	Value	Options Held at		In-the-Money Options Held
	Exercise	Realized	March 27, 2004		at March 27, 2004
Name	(#)	($)	(#)		($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert G. Gross	0	0	757,500	0	14,016,275	0
Robert W. August	15,750	94,500	11,063	14,438	200,011	200,324
Catherine D’Amico	26,192	170,342	61,251	21,188	1,094,887	299,784
Thomas J. Budreau	0	0	22,149	11,813	308,138	239,701
Christopher R. Hoornbeck	9,572	63,874	20,750	10,313	372,927	150,773

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,632,181	$8.63	494,390
Equity compensation plans not approved by security holders	0	0	0

Total	1,632,181	$8.63	494,390

Compensation Committee Report on Executive Compensation

            The Compensation Committee of the Board of Directors is responsible for setting the Chief Executive Officer’s compensation and making annual recommendations for the compensation of the other executive officers to the full Board of Directors after considering recommendations made by the Chief Executive Officer.

          Executive compensation is a mix of salary, annual bonus awarded under the Management Incentive Compensation Plan or other executive bonus plans, Company contributions to the profit sharing plan and pension plan, long-term compensation in the form of stock options and other benefits generally available to all employees. The Company relies to a large degree on bonus, stock options and stock ownership to attract and retain executives of outstanding ability and to motivate them to work to their fullest potential. Under the Management Incentive Compensation Plan and executive bonus plans, the Compensation Committee seeks to enhance the profitability of the Company by aligning closely the financial interest of the Company’s executives with those of its shareholders through the payment of bonuses based on attainment of profit targets. In setting base salaries, the Company refers to the National Executive Compensation Survey published by The Management Association of Illinois.

          The Chief Executive Officer’s fiscal 2004 compensation consisted of a base salary of $465,000 in accordance with his employment agreement (see also “Employment Agreements and Change-in-Control Arrangements”), a bonus of $529,597, and other benefits extended to all full-time employees. Mr. Gross’s bonus was limited to a maximum of 150% of his base salary in fiscal 2004. In fiscal 2004, 2003 and 2002, Mr. Gross’s bonus was based on the Company’s attainment of specific profit targets. The Chief Executive Officer does not participate in the Compensation Committee’s determination of his compensation.

          Additionally, in connection with the renewal of his employment agreement in fiscal 2003, Mr. Gross was awarded a $1,000,000 special retention bonus, to be paid annually in four equal installments of $250,000, beginning in January 2003.

          In fiscal 2003 and 2002, Mr. Gross also received compensation totaling $1,603,400 and $726,600, respectively, related to the vesting of 150,000 performance-based stock options each year. These options were awarded to Mr. Gross upon his joining the Company in December 1998. The purpose of the options was to link the Executive’s rewards with shareholder value over time. The options vested during the first quarters of fiscal 2003 and 2002, respectively, when the Company’s stock traded at $10.67 and $8.67 or above, respectively, (as adjusted for the Company’s October 2003 three-for-two stock split) for 20 consecutive trading days.

          The salaries of other executive officers are set at amounts the Company believes to be comparable to those paid to executives holding similar positions at other automotive service companies of comparable size. Bonuses are paid based on attainment of profit targets, which the Company achieved in fiscal 2004, 2003 and 2002.

          All employees, including executive officers, may receive stock options from time to time under the Company’s stock option plans. Stock option grants are recommended by the Compensation Committee of the Board of Directors, a committee composed entirely of non-management directors. The stock option grant size is based upon the individual’s overall compensation package, job performance, future potential, awards made to executives at comparable companies and other factors. Under the stock option plans, 414,204 shares were available for grants to employees at March 27, 2004. During fiscal 2004, the Stock Option Committee granted 173,363 options, including 6,000 to Robert W. August, Senior Vice President – Store Support and Secretary; 7,500 to Catherine D’Amico, Executive Vice President – Finance and Chief Financial Officer; 4,500 to Thomas J. Budreau, Divisional Vice President – Eastern Operations; 3,000 to Christopher R. Hoornbeck, Divisional Vice President – Western Operations; 3,000 to Craig L. Hoyle, Divisional Vice President – Southern Operations; and 5,000 to Joseph Tomarchio, Jr., Divisional Vice President – Tire Division.

          Options exercisable for an aggregate of 31,913 shares were also granted to seven non-employee directors of the Company under the terms of the 1994 and 2003 Non-Employee Directors’ Stock Option Plans. The 1994 Plan was approved by shareholders in August 1995 and amended in fiscal 1998, 2000 and 2002. The 2003 Plan was approved by shareholders in August 2003.

          The executive officers participate in the Company’s qualified profit sharing/401(k) and pension plans on the same basis as all other employees. The Company offers health care, life insurance, disability insurance and other benefits to the executive officers on substantially the same terms as available to all employees of the Company. The executive officers are also eligible to participate in a non-qualified Deferred Compensation Plan to provide an opportunity for additional tax-deferred savings. In addition, it allows the Company to credit to participant accounts such amounts as would have been contributed to the profit sharing/401(k) plan but for the limitations that are imposed under the Internal Revenue Code of 1986, as amended, based upon the participants’ status as highly compensated employees. (See additional discussion under “Deferred Compensation Plan”). The amount of perquisites received by any executive officer in fiscal 2004 did not exceed $50,000 or ten percent of his or her cash compensation.

          The federal income tax laws impose limitations on the deductibility of compensation in excess of $1 million paid to executive officers in certain circumstances. The Compensation Committee intends that all compensation paid to executive officers in fiscal 2004 will be deductible by the Company under such tax laws. For federal income tax purposes, the Company is generally entitled to a compensation deduction at the time an officer or employee exercises a stock option in an amount equal to the excess of the value of the shares received upon such exercise and the exercise price of the option. Since the amount of the compensation deduction is based on the number of the options exercised and the spread between the value of the Company’s stock and the exercise price on the exercise date, the amount of any such deduction cannot be determined in advance. Accordingly, if certain executive officers exercise options during fiscal 2005 and the value of the Company’s stock significantly exceeds the exercise price of the options, it is possible that the Company would not be entitled to deduct a portion of the compensation attributable to such exercise.

Compensation Committee

Frederick M. Danziger, Chairman

Robert E. Mellor
Francis R. Strawbridge

Compensation Committee Interlocks and Insider Participation

            The members of the Compensation Committee are Frederick M. Danziger, Robert E. Mellor and Francis R. Strawbridge.

          In December 1998, the Company loaned $523,000 to Robert G. Gross, its President and Chief Executive Officer, to purchase 75,000 shares of the Company’s common stock at the then fair market value. This loan, which bore an interest rate of 5.5% per annum, matured on December 1, 2003, and required five equal annual installments of principal beginning on the first anniversary of the loan. If Mr. Gross was employed with the Company when a principal payment was due, that installment was forgiven by the Company. Accordingly, the entire loan and all interest, which was due on the fifth anniversary of the loan, has been forgiven. The loan was secured by the related common stock.

          The Company has a management agreement, effective July 1, 1991, with Peter J. Solomon Company, L.P. (“PJSC”), pursuant to which PJSC provides strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning to the Company, for a fee of $300,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal 2002, 2003 or 2004. Peter J. Solomon, Chairman of the Board and principal shareholder of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director and principal shareholder of the Company, by PJSC for consulting services.

          In May 2003, the annual fee was increased to $300,000 from $160,000 per year effective July 1, 2003, with approval from the independent Compensation Committee of the Company’s Board of Directors. The total amount of fees paid to PJSC was $265,000, $160,000 and $160,000 in 2004, 2003 and 2002, respectively.

Performance Graph

            Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company’s Common Stock, on an indexed basis, against the cumulative total returns of the S&P 400 Index and the S&P Retail Stores-Specialty Index for the sixty month period from March 31, 1999 to March 27, 2004 (March 31, 1999 = 100):

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG MONRO MUFFLER BRAKE, INC., THE S&P INDUSTRIALS INDEX
AND THE S&P SPECIALTY STORES INDEX

	MONRO MUFFLER		S & P SPECIALTY
	BRAKE, INC.	S & P INDUSTRIALS	STORES

3/99	100.00	100.00	100.00
3/00	116.67	115.48	65.70
3/01	152.63	110.72	62.76
3/02	241.40	115.04	90.75
3/03	294.74	81.57	75.82
3/04	526.08	112.37	104.86

*	$100 INVESTED ON 3/31/99 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Pension Plan

            The Company sponsors a noncontributory retirement plan (the “Pension Plan”) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or

October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.

          Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.

          The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).

PENSION PLAN TABLE

Average Compensation	Number of Years of Service

	5	10	15	20	25
(Prior to September 30, 1999)
$100,000	$22,500	$45,000	$45,000	$45,000	$45,000
80,000	18,000	36,000	36,000	36,000	36,000

          For the purpose of determining amounts payable under the Pension Plan for each of the Named Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive’s otherwise payable compensation attributable to any “cafeteria plan”) plus (ii) cash bonuses. For the last three years, the base salaries and bonuses of each Named Officer are shown in the Summary Compensation Table. Compensation does not include stock options (“Long Term Compensation” column) or the Company’s contributions to the Profit Sharing Plan (“All Other Compensation” column) shown in the Summary Compensation Table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.

          The following are the years of credited service as of September 30, 1999 (rounded to the nearest year) under the Pension Plan for each of the Named Officers: Robert G. Gross – 1 year; Robert W. August – 27 years; Catherine D’Amico – 8 years; Thomas J. Budreau – 6 years; and Christopher R. Hoornbeck – 28 years.

          The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant’s average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.

          Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant’s total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.

          In connection with the purchase of Kimmel Automotive, Inc. (“KAI”) in April 2002, the Company also sponsors a non-contributory retirement plan covering certain employees of KAI. Participants ceased to accrue benefits under this plan prior to April 2002. No Named Officers are covered under this plan.

Profit Sharing Plan

            The Company sponsors a profit sharing plan with a 401(k) feature (the “Profit Sharing Plan”). The Profit Sharing Plan is intended to qualify under Section 401(a) of the Code.

          Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 30% of their annual compensation or the statutorily prescribed annual limit ($13,000 in 2004) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company’s Common Stock.

          The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. The Board approves matching contributions quarterly. A discretionary Company profit sharing contribution may also be made on an annual basis.

Deferred Compensation Plan

            The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.

          The Compensation Committee designates the individuals eligible to participate in the Plan. Currently, only those employees who are “highly compensated employees” as that term is defined under Section 414(q) of the Code, have been designated as eligible to participate in the Plan.

          The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee.

          No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined by the Compensation Committee.

          Benefits are payable at a participant’s election in a single cash sum or in monthly installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but in no event later than the date the participant attains age 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.

CERTAIN TRANSACTIONS

Affiliate Leases

            The Company leases 40 stores from the father and uncle of Robert W. August and others or partnerships or trusts in which such persons or members of their families, including Robert W. August, have interests. In fiscal 2004, the Company paid or accrued $1,651,000 as rent for these stores. Robert W. August is an officer and director of the Company.

          The Company also leases six stores from lessors in which Joseph Tomarchio Jr. has beneficial ownership interests. In fiscal 2004, the Company expensed $43,000 as rent for these stores. Mr. Tomarchio is an officer of the Company.

          Aside from the six leases assumed as part of the Mr. Tire acquisition in March 2004, the Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.

          (See also “Compensation Committee Interlocks and Insider Participation”).

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Robert W. August, Senior Vice President – Store Support and Secretary; Catherine D’Amico, Executive Vice President – Finance, Chief Financial Officer and Treasurer; Thomas Budreau, Divisional Vice President – Eastern Operations; Christopher Hoornbeck, Divisional Vice President – Western Operations; and Craig Hoyle, Divisional Vice President – Southern Operations, reported the receipt of 6,000, 7,500, 4,500, 3,000 and 3,000 options, respectively, on Forms 4 which were filed late; the seven non-employee directors of the Company each reported the receipt of 4,559 options on Forms 4 that were filed late; Donald Glickman reported the sale of 450 shares of stock and two gifts of stock of 375 and 300 shares, respectively, on a Form 5 that was filed late and Robert W. August reported the sale of 6,000 shares of Common Stock on a Form 4 that was filed late.

APPROVAL OF INDEPENDENT ACCOUNTANTS

            Shareholder ratification of the Company’s independent public accountants is not required by the Company’s Amended and Restated By-laws or otherwise. The Audit Committee may direct the appointment of different independent accountants at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. However, as good corporate practice, the Audit Committee is requesting that the shareholders ratify the appointment of PricewaterhouseCoopers as the independent public accountants to audit the books and accounts for fiscal 2005.

          PricewaterhouseCoopers LLP (“PWC”) has been engaged as the Company’s independent accountants since 1984. A representative of PWC will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.

          In addition to retaining PWC to audit the Company’s consolidated financial statements for fiscal 2004, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in fiscal 2004. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services, merger and acquisition due diligence services and audit services. They also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.

          The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC after May 5, 2003. Specifically, the committee has pre-approved the use of PWC for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Committee requires management to report the specific engagements to the Committee on a quarterly basis, and also obtain specific pre-approval on any engagement over $50,000.

          Aggregate fees billed to the Company for services rendered by PWC for fiscal 2004 and 2003 were:

	2004	2003

Audit Fees, including quarterly reviews	$100,000	$76,800
Audit Related Fees	106,900	6,000
Tax Fees	128,100	172,600
All Other Fees	14,200	101,600

Total Fees	$349,200	$357,000

          In the table above, in accordance with SEC definitions and rules which the Company adopted in fiscal 2003, “audit fees” are fees the Company paid to PWC for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are comprised of assurance and related services that are traditionally performed by the external auditor; “tax fees” are fees related to preparation of the Company’s tax returns, as well as fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees billed by PWC to the Company for any services not included in the first three categories including services such as actuarial (in FY03) and benefit plan services and merger and acquisition due diligence.

          The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.

          The Board of Directors recommends the shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the independent public accountants of the Company for the fiscal year ending March 26, 2005.

SHAREHOLDER PROPOSALS

            Nominations for Board membership and proposals of shareholders that are intended to be presented at the annual meeting to be held in 2005 must be received by the Company by March 11, 2005 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2005 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

ADDITIONAL INFORMATION

            The Company will furnish to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2004, as filed with the SEC, without charge, except that copies of any exhibit to such report will be furnished upon payment by such shareholder of the Company’s reasonable expenses in furnishing such exhibit. Written requests may be directed to the Company, 200 Holleder Parkway, Rochester, New York 14615, Attention: Secretary.

By Order of the Board of Directors

/s/ Robert W. August
Robert W. August
Secretary

Rochester, New York
July 9, 2004

                            MONRO MUFFLER BRAKE, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, AUGUST 10, 2004

  The undersigned hereby appoints Robert G. Gross and Catherine D'Amico, as proxies, each with the power to appoint his substitute and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake,
Inc. which the undersigned may be entitled to vote at the Annual Meeting of
Shareholders to be held at Genesee Valley Club, 421 East Avenue, Rochester, New
York, 14607, commencing at 10:00 a.m. on August 10, 2004 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING
SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR
ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE
INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                (Continued and to be signed on the reverse side)

                                                                           14475

                        ANNUAL MEETING OF SHAREHOLDERS OF

                           MONRO MUFFLER BRAKE, INC.

                                 AUGUST 10, 2004

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors: To elect four Class 1 directors to serve a two-year term and until their successors are duly elected and qualified at the 2006 annual meeting of shareholders.

                           NOMINEES:
 / /  FOR ALL NOMINEES     O Richard A. Berenson   Class 1 two year
                           O Donald Glickman       Class 1 two year
 / /  WITHHOLD AUTHORITY   O Robert E. Mellor      Class 1 two year
      FOR ALL NOMINEES     O Lionel B. Spiro       Class 1 two year

 / /  FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note   / /
that changes to the registered name(s) on the account may not be submitted via this method.

                                                           FOR  AGAINST ABSTAIN

2. To ratify the appointment of PricewaterhouseCoopers     / /    / /    / /
   as the independent public accountants of the Company
   for the fiscal year ending March 26, 2005, and

3. To consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING.  / /

Signature of Shareholder ________________   Date: ________

Signature of Shareholder ________________   Date: ________

    Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
           If signer is a partnership, please sign in partnership name by authorized person.